Exhibit 5.1

14 December 2012

Melco Crown Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street, Central

Hong Kong

Dear Sirs

MELCO CROWN ENTERTAINMENT LIMITED (THE “COMPANY”)

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Registration Statement on Form S-8 to be filed by the Company, with the Securities and Exchange Commission (the “Registration Statement”) relating to the registration under the Securities Act of 1933, amended of an amount of Ordinary Shares of par value of US$0.01 in the capital of the Company (the “Shares”) for issuance pursuant to the Company’s 2011 Share Incentive Plan (the “Plan”).

For the purposes of giving this opinion, we have examined copies or originals of the following documents.

1.	Certificate of Incorporation dated 17 December 2004, the Certificate of Incorporation on Change of Name dated 9 August 2006, the Certificate of Incorporation on Change of Name dated 2 June 2008 and the Certificate of Incorporation on Adoption of Dual Foreign Name dated 25 May 2012.

2.	The Amended and Restated Memorandum and Articles of Association of the Company adopted on 23 May 2012.

3.	A Certificate of Good Standing dated 8 December 2012 issued by the Registrar of Companies.

4.	Minutes of the Extraordinary General Meeting of the Company held on 6 October 2011 (the “Resolutions”) in relation to the Plan and the issue of Shares by the Company.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions set out below and having regard to legal considerations which we deem relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Shares to be issued by the Company have been duly and validly authorised, and after allotted, issued, sold and paid for in the manner described in the Plan and in accordance with the Resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, the Shares will be legally allotted and issued, fully paid and non-assessable (meaning that no further Shares are payable to the Company with respect to the holding of such Shares).

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

The foregoing opinions are given on the assumptions set out below.

1.	The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all such documents purporting to be sealed have been so sealed and all copies are complete and conform to their originals.

2.	The Amended and Restated Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

3.	The Resolutions are duly passed by the Directors of the Company in accordance with the Amended and Restated Memorandum and Articles of Association of the Company and have not been revoked.

4.	The Shares will be issued in accordance with the Plan and the Resolutions.

To maintain the Company in good standing under the Companies Law (as amended), all annual filing fees must have been paid and all returns made to the Registrar of Companies.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS